UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/23/2008

TenFold Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25661

Delaware	830302610
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

698 West 10000 South, Suite 200
South Jordan, UT 84095
(Address of principal executive offices, including zip code)

8014951010
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with its reduction of its workforce by approximately 40% on January 23, 2008, TenFold's Board of Directors approved extending the exercise period for options vested at the termination date, from three months to six months from the termination date, for all employees included in the reduction in workforce. The total number of vested options for such staff as of the termination date is approximately 1.9 million shares, with a weighted average exercise price of $2.47 per share. The Company expects to take a non-cash accounting charge of approximately $16,000 during the quarter ended March 31, 2008 for this option modification.

One of the Company's Named Executive Officers, Mr. Alexei Chadovich, Senior Vice President Research and Development, is included in the workforce reduction. He has vested options as of the termination date of 710,625 with a weighted average exercise price of $1.72. The portion of the accounting charge related to his options is approximately $8,000.

Item 8.01.    Other Events

On January 23, 2008, TenFold Corporation issued a press release announcing that it (1) had reduced its workforce by approximately 40%, to conserve its cash resources, (2) was seeking potential acquirers such as companies having products compatible with EnterpriseTenFold SOA or needing a development platform, and (3) was pursuing a restructuring that could involve TenFold going private.

A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TenFold Corporation

Date: January 23, 2008	By:	/s/ Robert W. Felton
Robert W. Felton
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	TenFold Corporation press release issued January 23, 2008